EXHIBIT 10.12

Amendment No. 4
Pfizer Supplemental Savings Plan (the “PSSP”)

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(New material underlined; deletions crossed out)

1. Section 2.31 shall be clarified to read as follows:
2.31 Regular Earnings.

However, for Pension Transfers, solely for purposes of the Retirement Savings Contribution, Regular Earnings shall not include any bonuses (including but not limited to, sales and GPP bonuses) earned~~paid or deferred in 2018 which reflects payment for services performed~~ in 2017.
2. Section 3.5(c) is clarified to read as follows:
3.5(c) For any Pension Transfer, the definition of “Regular Earnings” in connection solely with the calculation of the 2018 Retirement Savings Contributions under the Plan for such Pension Transfer shall not include any bonuses (including but not limited to, sales and GPP bonuses) earned in~~paid to or deferred by such Pension Transfer during 2018 which reflects performance during~~ 2017.